UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2018

CEL-SCI CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	001-11889	84-0916344
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

8229 Boone Blvd. #802
                                     Vienna, VA 22182
 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:
(703) 506-9460

                                   N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Item 3.02.
Unregistered Sales of Equity Securities.

See Item 1.01 of this report.

Item 1.01.
Entry Into a Material Definitive Agreement.

The Company has received subscription agreements/commitments for the purchase of about 2,608,097 shares of CEL-SCI common stock at the closing price on February 5, 2018 of $1.87 in the principal amount of about $4,877,140  from 20 investors. The common stock will be restricted unless registered.

The purchasers of the common stock also received warrants which entitle the purchasers to acquire up to about 1,956,074 shares of the Company’s common stock. The warrants are exercisable at a fixed price of $2.24 per share, will not be exercisable for 6 months and one day and will expire on February 5, 2023. Shares issuable upon the exercise of the warrants will be restricted securities unless registered.

The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 in connection with sale of the securities described above. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company’s business and operations. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration. No commission was paid to any person in connection with the sale of these securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2018	CEL-SCI CORPORATION

	By:	/s/ Patricia B. Prichep
Patricia B. Prichep,
Senior Vice President of Operations

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